Registration Statement No. 333-199784

Filed pursuant to Rule 424(b)(3)

Amendment dated June 3, 2015 to

Pricing Supplement No. 2, dated November 12, 2014, Pricing Supplement No. 5, dated November 13, 2014 and Pricing Supplement No. 6, dated November 13, 2014, to Prospectus Supplement and Prospectus each dated November 3, 2014 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between May 5, 2015 and June 3, 2015:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	41.446%	$207,230	May 7, 2015
$1,000,000	40.897%	$408,970	May 18, 2015
$1,000,000	41.986%	$419,860	May 19, 2015
$500,000	41.564%	$207,820	May 22, 2015
$1,000,000	41.564%	$415,640	May 22, 2015
$500,000	40.212%	$201,060	May 26, 2015

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between May 5, 2015 and June 3, 2015:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$4,000,000	63.280%	$2,531,200	May 11, 2015
$3,000,000	63.215%	$1,896,450	May 22, 2015
$3,000,000	63.215%	$1,896,450	May 22, 2015
$2,000,000	63.215%	$1,264,300	May 22, 2015
$2,000,000	60.517%	$1,210,340	June 3, 2015

Linked to the MLCX Biofuels Index (Exchange Series)

— Total Return

Due October 24, 2022

The following issuances involved scheduled settlement between May 5, 2015 and June 3, 2015:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$100,000	79.218%	$79,218	May 18, 2015
$200,000	74.875%	$149,750	June 2, 2015

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$18,800,000	57.916%	$10,888,288	$1,265.22(1)

(1)            The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of these pricing supplements, there are unused registration fees of $53,655.22 that have been paid in respect of the securities covered by pricing supplements No. 2, No. 5 and No. 6 under the registration statement on Form F-3 (No. 333-199784) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $52,390 remain available for future offerings for such pricing supplements described above.